Exhibit 99.1

         Press Release of Geron Corporation, Dated September 12, 2005.

               Geron Corporation Announces Common Stock Offering

    MENLO PARK, Calif.--(BUSINESS WIRE)--Sept. 12, 2005--Geron Corporation (Nasdaq:GERN) today announced its plans to offer six million shares of its common stock in an underwritten offering made from effective shelf registration statements. Concurrent with the underwritten offering, Merck & Co., Inc. (NYSE:MRK) will exercise its warrant to purchase $18 million of Geron common stock.
    UBS Investment Bank is acting as the sole book running manager in this offering. SG Cowen & Co., LLC, Needham & Company LLC and Lazard Capital Markets LLC are acting as co-managers. Geron has also granted the underwriters an option to purchase an additional 900,000 shares of common stock to cover over-allotments.
    This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities. This offering of common stock may be made only by means of a prospectus, a copy of which will be available from UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, New York 10171.

    Geron is a biopharmaceutical company focused on developing and commercializing three groups of products: i) therapeutic products for oncology that target telomerase; ii) pharmaceuticals that activate telomerase in tissues impacted by senescence, injury or degenerative disease; and iii) cell-based therapies derived from its human embryonic stem cell platform for applications in multiple chronic diseases.

    This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Geron's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, need for future capital and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron's periodic reports, including the quarterly report on Form 10-Q for the quarter ended June 30, 2005.

    CONTACT: Geron Corporation
             David L. Greenwood, 650-473-7765